Exhibit 23.2

Independent Auditors’ Consent

We consent to the use of our report dated January 17, 2003 on the consolidated balance sheets of Surge Technologies Corp. (formerly known as “Boundless Vision Incorporated”) as of March 31, 2002 and 2001 and the related consolidated statements of operations and deficit, cash flows and changes in shareholders’ equity for each of the years then ended, included in this registration statement and prospectus on Form SB-2, dated April 30, 2003, and to the reference to our firm under the heading “Experts” in the prospectus.

Vancouver, Canada	/s/	James Stafford
April 30, 2003		Chartered Accountants